UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	September 14, 2005

NORTHLAND CRANBERRIES, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	0-16130	39-1583759
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2321 West Grand Avenue, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020
(Address of principal executive offices, including zip code)

(715) 424-4444
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

        On September 14, 2005, Northland Cranberries, Inc., a Wisconsin corporation (the "Company"), entered into an Agricultural Asset Purchase Agreement (the "Purchase Agreement") with Fifield Cranberries, LLC ("Fifield") pursuant to which the Company sold to Fifield (i) approximately 2,470 acres of real estate located in Price County, Wisconsin known as the Company's Fifield cranberry marsh (the "Marsh"), (ii) certain personal property used in connection with the Company's operation of the Marsh, (iii) all growing crops located on the Marsh, (iv) all of the Company's rights under the multi-peril crop insurance related to the Marsh, and (v) all rights in, to and under any Federal Marketing Order related to the Marsh. The purchase price for the assets sold under the Purchase Agreement was $5.2 million payable in cash by Fifield at the closing. Fifield also agreed to enter into an agreement at the closing of the transaction pursuant to which Fifield would sell to the Company and the Company would purchase from Fifield all of the cranberries produced and harvested at the Marsh during the next five years, subject to certain terms and conditions contained in the agreement.

        The representations and warranties of the Company contained in the Purchase Agreement include customary representations and warranties regarding the real and personal property conveyed, and such representations and warranties survive the closing of the transaction and continue until 11:59 p.m. on the day prior to the one-year anniversary of the date of such closing.

        Each party is responsible for paying its own costs and fees related to the transaction contemplated by the Purchase Agreement, with the exception of title insurance, which was paid by the Company, and transfer fees payable in connection with the conveyance of the Marsh, which were split equally by the Company and Fifield.

        The Company agreed to indemnify and hold harmless Fifield against any and all liability, including reasonable attorneys' fees, resulting from a breach of any of the Company's representations and warranties set forth in the Purchase Agreement. However, Fifield is not entitled to indemnification by the Company unless the aggregate of the Company's indemnification obligations exceed an amount equal to 1.5% of the purchase price, and then only to the extent of such excess. In addition, the Company's indemnification obligations shall in no event be an amount greater than the purchase price.

        If the Company's indemnification obligations exceed 25% of the purchase price, then the Company has the right, but not the obligation, to reacquire the Marsh from Fifield for a price equal to the purchase price paid, less the amount of any indemnification payments previously made by the Company to Fifield.

        The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and its is incorporated herein by reference. The summary set forth above of the terms and conditions of the Purchase Agreement that the Company believes are material to the Company is qualified in its entirety by reference to the Purchase Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

        On September 15, 2005, the Company completed the transactions contemplated by the Purchase Agreement. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Pro Forma Financial Information.

        Unaudited pro forma consolidated financial statements of the Company giving effect to the sale of the Company's Fifield cranberry marsh are attached as Exhibit 99 to this Current Report on Form 8-K.

(c)	Exhibits. The following exhibits are being filed herewith:

(10.1)	Agricultural Asset Purchase Agreement, dated as of September 14, 2005, by and between the Company and Fifield Cranberries, LLC.*

(99)	Unaudited Pro Forma Condensed Consolidated Statements of Income for the nine month period ending May 31, 2005, Unaudited Pro Forma Condensed Consolidated Statements of Income for the twelve month period ending August 31, 2004, Pro Forma Condensed Consolidated Balance Sheet as of May 31, 2005, and Notes to Condensed Consolidated Financial Statements of the Company giving effect to the sale of the Company's Fifield cranberry marsh.

*Schedules and exhibits to this exhibit have been omitted, but will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHLAND CRANBERRIES, INC.

Date: September 20, 2005	By: /s/ Nigel J. Cooper
Nigel J. Cooper
Vice President - Finance

NORTHLAND CRANBERRIES, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

(10.1)	Agricultural Asset Purchase Agreement, dated as of September 14, 2005, by and between the Company and Fifield Cranberries, LLC.*

(99)	Unaudited Pro Forma Condensed Consolidated Statements of Income for the nine month period ending May 31, 2005, Unaudited Pro Forma Condensed Consolidated Statements of Income for the twelve month period ending August 31, 2004, Pro Forma Condensed Consolidated Balance Sheet as of May 31, 2005, and Notes to Condensed Consolidated Financial Statements of the Company giving effect to the sale of the Company’s Fifield cranberry marsh.

* Schedules and exhibits to this exhibit have been omitted, but will be furnished to the Securities and Exchange Commission upon request.